EXHIBIT 16

Deloitte
Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116-5022
USA

Tel: +1 617 437 2000
Fax: + 1 617 437 2111
www.deloitte.com

March 16, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of The Boston Beer Company, Inc.'s Form 8-K dated March 16, 2005, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs and first sentence of the fifth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs and the second sentence of the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

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